Exhibit 10

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter, the “Agreement”) is entered into as of the date set forth on the signature page below by and between Auxilium Pharmaceuticals, Inc. (hereinafter, the “Company”) and Robert S. Whitehead.

WHEREAS Robert S. Whitehead has been employed by Auxilium Pharmaceuticals, Inc. (hereinafter, “Auxilium”) as President and Chief Operating Officer; and

WHEREAS Mr. Whitehead and Auxilium are parties to a June 1, 2004 Employment Agreement (hereinafter, the “Employment Agreement”); and

WHEREAS Mr. Whitehead’s employment with Auxilium terminated on March 10, 2005 (hereinafter, the “Separation Date”) pursuant to Section 2.1 of the Employment Agreement;

WHEREAS Mr. Whitehead has claimed to be entitled to payment and/or consideration from Auxilium in connection with his relocation, expected sale of his Virginia residence, and purchase of a Pennsylvania residence, and has claimed to have relied upon an alleged promise on the part of the company to purchase his Virginia residence; and

WHEREAS Mr. Whitehead and Auxilium desire to resolve any and all actual and/or potential disputes between them of any nature whatsoever, based on any event occurring on or before the date of execution of this Agreement, including but not limited to claims relating to his employment, relocation, and alleged reliance; therefore

IT IS HEREBY AGREED by and between Mr. Whitehead and Auxilium as follows:

1. Mr. Whitehead, for and in consideration of the undertakings of Auxilium set forth herein and intending to be legally bound, does hereby REMISE, RELEASE AND

FOREVER DISCHARGE Auxilium and its corporate parents, subsidiaries, and affiliated entities; the officers, directors, stockholders, employees, and agents of the foregoing entities; and the successors, assigns, heirs, executors, and administrators of the foregoing entities and persons (hereinafter referred to collectively as “RELEASEES”) of and from any and all actions and causes of actions, suits, debts, claims, and demands whatsoever in law or in equity that he ever had, now has, or which his heirs, executors, or administrators may have by reason of any matter, cause, or thing whatsoever, based on any event occurring on or before the date of execution of this Agreement. The foregoing includes but is not limited to claims arising out of or relating in any way to his employment relationship, any provision of or contractual right existing in his Employment Agreement, or the termination of his employment relationship with Auxilium, including but not limited to claims which have been, could have been, or could be asserted now or in the future arising under federal, state, or local law, including but not limited to the Pennsylvania Human Relations Act, 43 P.S. §§ 951 et seq; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; claims relating to or arising under any provision of the Employment Agreement; common law claims sounding in contract, assumpsit, or tort now or hereafter recognized; and claims for counsel fees and costs. Notwithstanding the foregoing, Mr. Whitehead is not in this Agreement releasing the right to file a claim for workers’ or unemployment compensation benefits.

2. In full consideration of Mr. Whitehead’s execution of this Agreement and his agreement to be legally bound by all of its terms, and provided that his agreement hereto is not revoked, Auxilium agrees to:

(a) provide Mr. Whitehead with severance payments in the gross amount of $320,000, payable in 12 equal monthly installments, the first of which shall be paid within 30 days of Mr. Whitehead’s execution of this Agreement;

(b) provide Mr. Whitehead with medical, dental, and prescription drug coverage in accordance with the terms of Section 2.1(b)(ii) of the Employment Agreement for 12 months, at the beginning of which 12-month period the COBRA health care continuation coverage period (under Section 4980B of the Internal Revenue Code of 1986, as amended) shall commence;

(c) grant to Mr. Whitehead, effective as of the date of his execution of this Agreement, a nonqualified stock option (the “Option”) to purchase 50,000 shares of Auxilium’s common stock, par value $0.01 per share, at an exercise price per share equal to the last reported sale price of a share of the Company’s common stock on the Nasdaq National market on the date of grant, subject to the terms and conditions of the Nonqualified Stock Option Agreement attached hereto as Exhibit A;

(d) pay to Mr. Whitehead his unused vacation benefits accrued as of the Separation Date.

3. All payments made to Mr. Whitehead pursuant to paragraph 2 above shall be subject to any and all payroll deductions required by law, in addition to any deductions Mr. Whitehead may himself authorize.

4. Except as set forth herein, it is expressly agreed and understood that as of the Separation Date Auxilium has no obligation to provide Mr. Whitehead at any time in the future with any payments, benefits, or considerations other than those recited in paragraph 2 above and any vested benefits to which Mr. Whitehead may be entitled under the terms of Auxilium’s benefit plans.

5. Mr. Whitehead expressly acknowledges that:

(a) he remains bound by Sections 4, 5, 6, and 7 of his Employment Agreement, which remain in full force and effect, and whose remaining in full force and effect is reasonably and properly required for the protection of the Company’s business; and, in keeping with the foregoing, Mr. Whitehead explicitly and specifically acknowledges that among his obligations thereunder, he may not directly or indirectly solicit or recruit any employee of Auxilium to work for a third party other than Auxilium (excluding newspaper or similar print or electronic solicitations of general circulation);

(b) the provisions of Section 8 of the Employment Agreement remain in full force and effect; and

(c) pursuant to Section 2.1(c) of the Employment Agreement, Auxilium’s obligation to provide him with the benefits set forth in paragraph 2 above are contingent upon his ongoing compliance with Sections 4, 5, 6, and 7 of the Employment Agreement.

6. The parties hereto acknowledge that the undertakings of each of the parties herein are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth herein. Mr. Whitehead agrees and recognizes that in the event he violates any of the terms of this Agreement the Company will be irreparably harmed and accordingly entitled to seek any and all appropriate relief, including legal and equitable remedies and/or remedies, including but not limited to the return of any payments made in accordance with paragraph 2 above.

7. Mr. Whitehead hereby agrees and recognizes that as of the Separation Date his employment relationship with Auxilium was permanently and irrevocably severed and that Auxilium has no obligation, contractual or otherwise, to hire, rehire or re-employ him in the future.

8. During the 12-month period in which Mr. Whitehead shall be receiving installments of his severance payment and benefits pursuant to paragraph 2(a) and (b) above, Mr. Whitehead agrees to work for the company on a substantial but less than full-time basis as an independent contractor consultant, in part, though not necessarily exclusively, for the purpose of facilitating the transition of his duties and responsibilities to his successor. For such services Mr. Whitehead shall receive $100,000, but no other compensation or benefits, to be paid in equal monthly installments on or before the last day of each of the 12 months. Mr. Whitehead’s duties as a consultant shall be as directed by Rolf Classon, or another member of the Board of Directors designated by Mr. Classon; and Mr. Whitehead is not to report to or undertake any work, or make any representation purportedly on behalf of Auxilium, unless directed to do so by Mr. Classon or Mr. Classon’s designee. At the conclusion of said 12 months, the consulting agreement shall terminate and shall not be renewed. In addition to the foregoing, Mr. Whitehead also agrees to cooperate with Auxilium with regard to any pending or future claims brought against the Company by any other individual, entity, or government agency or body. Upon submission of appropriate documentation, Auxilium agrees to reimburse Mr. Whitehead in accordance with company practice for any reasonable expenses incurred in connection with his compliance with this paragraph and approved in advance. Mr. Whitehead agrees to hold Auxilium harmless from any interest, tax, or penalty assessed against him by any governmental entity with respect to any amount paid hereunder.

9. Mr. Whitehead agrees and acknowledges that Auxilium’s agreement hereto is and shall not be construed to be an admission of any violation of any federal, state, or local statute or regulation or of any duty owed by Auxilium. This Agreement is made voluntarily to provide for the amicable termination of Mr. Whitehead’s employment relationship.

10. Mr. Whitehead agrees that he will not disparage the personal or professional reputation of Auxilium, its directors, officers, or employees. Auxilium agrees that its officers and/or directors will not disparage the personal or professional reputation of Mr. Whitehead.

11. Auxilium and Mr. Whitehead hereby incorporate by reference the Non-Competition provision set forth in Paragraph 6 of Mr. Whitehead’s Employment Agreement. That covenant shall remain in full effect, except that the first sentence of Paragraph 6 of Mr. Whitehead’s Employment Agreement shall be revised as follows: “For a period of nine months after termination of Mr. Whitehead’s employment with Auxilium (for any reason whatsoever, whether voluntary or involuntary), Mr. Whitehead will not, without prior written approval of Auxilium’s Board, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity in the United States or Canada which competes directly with Auxilium in the sale of pharmaceutical or other products in the fields of sexual health, urology and pain management.”

12. Mr. Whitehead shall have until June 24, 2005 to submit expense forms for travel expense he incurred while working for Auxilium. Auxilium will process any expense forms submitted by Mr. Whitehead and pay or deny them pursuant to its standard policies and practices. Any expenses not submitted by Mr. Whitehead to Auxilium by June 24, 2005 will not be paid by the Company.

13. Mr. Whitehead hereby certifies that:

(a) he was presented with this Agreement on March 18, 2005, and he has been given in excess of 21 days in which to review it;

(b) pursuant to 29 C.F.R. § 1625.22(e)(4), he has agreed and hereby agrees that the 21-day period for review set forth in 29 U.S.C. § 626(f) did not and shall not restart upon the making of any change(s) to the terms of this Agreement, material or immaterial;

(c) he has read the terms of this Separation of Employment Agreement and General Release;

(d) he has been informed by Auxilium that he should discuss this Agreement with his attorneys, Charles Wayne, Esquire, and Elisha Anne King, Esquire, of DLA Piper Rudnick Gray Cary, and he has in fact done so;

(e) he understands the terms and effects of this Agreement, including the fact that he is hereby releasing not just claims relating to his employment and the termination thereof and his Employment Agreement, but also all claims of any nature, whether related to employment or not, based on any event or events occurring on or before the date of his execution of this Agreement;

(f) he understands he is not hereby waiving any claim that may arise after the date of his execution of this Agreement;

(g) his agreement hereto is given in exchange for the consideration set forth above, which he acknowledges is adequate and satisfactory to him and not something to which he otherwise would be entitled; and

(h) neither Auxilium nor any of its agents, representatives or attorneys has made any representation to him or to his attorney(s) concerning the terms or effects of this Agreement other than that set forth in writing herein.

14. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions. Any suit brought to enforce the terms of this Agreement shall be brought in the United States District Court for the Eastern District of Pennsylvania or the Court of Common Pleas for Montgomery County, Pennsylvania, and both parties hereto consent to the exclusive jurisdiction of such courts.

15. The drafting of this Agreement is the result of negotiations between parties represented by counsel, and as such the parties agree that any canon of construction providing that an agreement shall be construed against the drafter shall not apply.

16. Mr. Whitehead has the right to revoke this Agreement within seven (7) days of its execution by giving written notice of such revocation by hand delivery or fax within said seven-day period to Auxilium, Attention: Jennifer Evans Stacey. Not until the conclusion of such seven-day period shall this Agreement become enforceable, and if Mr. Whitehead revokes his agreement hereto within such time by providing notice as set forth above this Agreement shall be null and void.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Separation of Employment Agreement and General Release this 27th day of May, 2005.

THIS IS A LEGAL DOCUMENT THAT CONTAINS A GENERAL RELEASE. YOU SHOULD CONSULT WITH YOUR ATTORNEY BEFORE SIGNING.

WITNESS:	/s/ Cynthia E. Whitehead	/s/ Robert S. Whitehead
ROBERT S. WHITEHEAD

AUXILIUM PHARMACEUTICALS, INC.

WITNESS:	/s/ James E. Fickenscher	BY:	/s/ Gerri Henwood
		TITLE:	Chief Executive Officer
		DATE:	June 2, 2005

EXHIBIT A

NONQUALIFIED STOCK OPTION AGREEMENT

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Auxilium Pharmaceuticals, Inc. (the “Company”) has granted you an option to purchase shares of common stock of the Company under the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Plan”). The terms of the grant are set forth in the Nonqualified Stock Option Grant (the “Grant”) provided to you. The following provides a summary of the key terms of the Grant; however, you should read the entire Grant, along with the terms of the Plan, to fully understand the Grant.

SUMMARY OF NONQUALIFIED STOCK OPTION GRANT

Grantee:	Robert S. Whitehead

Date of Grant:	May 27, 2005

Total Number of Shares Granted:	50,000

Exercise Price Per Share:	$4.79

Exercisability Schedule:	Fully-vested and exercisable upon Date of Grant

Term/Expiration Date*:	May 26, 2006

*	Unless terminated earlier in accordance with the terms of the Grant and the Plan.

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

NONQUALIFIED STOCK OPTION GRANT

This STOCK OPTION GRANT, dated as of May 27, 2005 (the “Date of Grant”), is delivered by Auxilium Pharmaceuticals, Inc. (the “Company”) to Robert S. Whitehead (the “Grantee”).

RECITALS

A. The Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Plan”) provides for the grant of options to purchase shares of common stock of the Company.

B. The Compensation Committee (the “Committee”) of the Board of Directors of the Company has decided to make a stock option grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders. The Grantee may receive a copy of the Plan by contacting Jennifer Evans Stacey at (610) 239-1488.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase 50,000 shares of common stock of the Company (“Shares”) at an exercise price of $4.79 per Share. The Option shall become exercisable according to Section 2 below.

2. Exercisability of Option. The Option shall be fully-vested and exercisable upon the Date of Grant.

3. Term of Option.

(a) The Option shall have a term of one year from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b) The Option shall automatically terminate upon the happening of the first of the following events:

(i) The expiration of the 90-day period after the Grantee ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than Disability (as defined in the Plan), death or Cause (as defined in the Plan).

(ii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability.

(iii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer, if the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the Grantee ceases to be so employed or provide such services on account of a termination described in subsection (i) above.

(iv) The date on which the Grantee ceases to be employed by, or provide service to, the Employer for Cause. In addition, notwithstanding the prior provisions of this Section 3, if the Grantee engages in conduct that constitutes Cause after the Grantee’s employment or service terminates, the Option shall immediately terminate.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the first anniversary of the Date of Grant.

4. Exercise Procedures.

(a) Subject to the provisions of Sections 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised. At such time as the Committee shall determine, the Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering Shares, which shall be valued at their Fair Market Value (as defined in the Plan) on the date of delivery, or by attestation (on a form prescribed by the Committee) to ownership of Shares having a Fair Market Value on the date of exercise equal to the exercise price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares to exercise the Option.

(b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Committee deems appropriate.

(c) All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

5. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Option, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

6. Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

7. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8. No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

9. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

10. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

11. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions thereof.

12. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the President at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Gerri Henwood

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Grantee:	/s/ Robert S. Whitehead
Date:	May 27, 2005